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                                                                   Exhibit 99.3

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200
                                                 954-713-2115 Fax




FOR IMMEDIATE RELEASE                                    CONTACT:   DAVID POTTS
                                                                 (954) 713-5233


                   REPUBLIC INDUSTRIES ANNOUNCES ACQUISITIONS


         Ft. Lauderdale, Florida (February 26, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) today announced it has signed a definitive agreement to acquire Shad Management Company. Shad Management owns and operates Ford,
Chrysler-Plymouth and Jeep-Eagle dealerships in the Jacksonville, Florida market.

         Steven R. Berrard, President and Co-Chief Executive Officer of Republic, stated, "We are excited about the addition of Shad Management to our rapidly expanding automotive group. Mike Shad and his management team will play an important role in the development of the Florida market."

         Separately, the Company announced it has signed a definitive agreement to acquire AAA Disposal Services, Inc. AAA Disposal provides solid waste collection services to residential, commercial and industrial customers in Northeast Virginia.

          Whit Hudson, Chairman of Republic's Solid Waste and Security Division, stated, "We welcome AAA Disposal to our growing Solid Waste Division. Larry Edwards, founder of AAA, and his management team have done a terrific job in the Washington D.C. metropolitan market and we look forward to their continued success."

         After the closing of the transactions, Mike Shad and Larry Edwards will continue in their roles at their respective companies. The transactions are valued at approximately $120 million and will be paid for in Republic common stock. The transactions are subject to customary closing conditions, including appropriate approvals.

         Republic is a diversified company operating in the automotive, solid waste and electronic security industries.

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